Consent of Independent Registered Public Accounting Firm

The Board of Directors
Republic Airways Holdings Inc.:

We consent to the inclusion of our report dated May 26, 2009 in the Form 8-K /A of Republic Airways Holdings Inc. dated October 1, 2009 with respect to the consolidated balance sheets of Frontier Airlines Holdings, Inc. (a wholly owned subsidiary of Republic Airways Holdings Inc.) (the Company) as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009.

Our report dated May 26, 2009 includes an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code), and this raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning this matter is also discussed in note 1 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective April 1, 2007.

As discussed in note 21 to the consolidated financial statements, the Company has retrospectively changed its method of accounting for the conversion options in its debt that may be settled in cash upon conversion for all periods presented in its consolidated financial statements due to the adoption of FASB Staff Position No. APB 14‑1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14‑1).

/s/ KPMG LLP

Denver, Colorado
December 8, 2009